Exhibit 99.1

Annual Meeting May 11, 2006

Forward-Looking Statements This presentation contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to changes in market interest rates, loan prepayment rates, the business and financial condition of borrowers of construction and commercial real estate loans and the economic viability of projects financed, economic conditions in Western Massachusetts, general economic conditions, legislation and regulation; changes in the monetary and fiscal polices of the U.S. Government including policies of the U.S. Treasury and the Federal Reserve Board; changes in the quality of composition of the loan or investment portfolios; changes in deposit flows, competition, and demand for financial services, and loan, deposit and investment products in the Company's local markets; changes in accounting principles and guidelines; war or terrorist activities; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the Company's operations, pricing and services. The Company disclaims any intent or obligation to update forward-looking statements, whether in response to new information, future events or otherwise. Also, please refer to the Company's most recent Securities and Exchange Commission Form 10-K filed by the Company for the year ended December 31, 2005 for further information about "Risk Factors" that may affect the Company's actual results.

Our Mission... To anticipate, understand and assist our customers in achieving their financial goals and dreams...

Our Values ... Integrity Financial Performance Excellence Teamwork Leadership

Legacy's Geography

Tradition of Innovation New investment management division Purchased, opened, closed, relocated offices Purchased Lee National Bancorp 1st multi-bank mutual holding company Consolidated banks under Legacy Brand National Commercial Real Estate Lending Extended hours express office Full mutual to stock conversion The Legacy Banks Foundation

Current Initiatives and Emphasis Balanced Scorecard Designing de novo offices Continued expansion into Eastern NY Sales training and management New marketing team Capital management strategies

The Long-term Vision Growth Earnings, Assets, Efficiency Footprint Professionally Great Financial Performance Customer Relationships Memorable Service Experiences Premier Employer Community Focus

Key Words Growth Commitment

Assets 2001 2002 2003 2004 2005 2006 2007 Actual 608044 592745 634541 680685 778329.514 Plan 680685 738000 807000 888000 Budget 778329.514 838759

Core Efficiency Ratio 2001 2002 2003 2004 2005 2006 2007 Actual 0.744 0.82 0.748 0.738 0.699 Plan 0.738 0.72 0.7 0.68 Budget 0.699 0.68 DIF Peer 0.6402 0.6722 0.6807 0.6943

Profitability: Core ROAA 2001 2002 2003 2004 2005 2006 2007 Actual 0.0056 0.003 0.0049 0.0055 0.0066 Plan 0.0055 0.0065 0.0075 0.0085 Budget 0.0066 0.007 DIF Peer 0.0097 0.0087 0.0088 0.0079

Annual Core Earnings 2001 2002 2003 2004 2005 2006 2007 Actual 3269 2774 3481 3483 4465 Plan 3554 4636 5813 7200 Budget 4667 5609

Q 1 - Core Net Income Q1-05 Q1-06 Core Inc 913 1056

Assets 12/5/2005 Q1-06 Assets 778.33 794

Q 1 - Loans 12/30/2005 2005 548 Q1-06 558

Q 1 - Deposits 12/30/2005 2005 474 Q1- 06 486

Continuing to grow in 2006!